RESPONSE TO MEMORANDUM DATED OCTOBER 13, 1999


TO:       JACK PILGER

FROM      DR. BURKHART

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1.       CRCT and CRC to convey  their 60%  interest in the LLC to Burkhart  LLC for $20,000 effective 12/31/98. Price is based on the agreed figure by both CRCT and CRC and will be due and payable by 9/30/99 with no interest accrued. Fee will be discontinued by 50% if ticket sales do not increase by 10% over those of 1998.

2. CRC agrees to pay its 60% of all cash shortages, net of its prorata share of prepaid advertising, through 12/31/98, which amount as of 10/15/98 is calculated to total $18,285.61 (or $10,971.37 - 60% CRC).

3. Burkhart, LLC to waive any claims against CRC/CRCT under Operating and Lease Agreement after 12/31/98 and indemnify CRC/CRCT against any claims against Burkhart LLC after 12/31/98. CRC and CRCT will waive any claims against Burkhart, LLC or Burkhart and indemnify Burkhart and Burkhart, LLC against any claims against LLC through 12/31/98.

4. CRC will manage and provide accounting services for the LLC for 1999 for a fee of $2,000 per week during the performing season and $1,000 per week during the non-performing season payable on 9/30/99. Management fee will be discounted by 50% if the ticket sales have not increased 10% over that of 1998. Management contract will have a 30-day cancellation clause to Burkhart, LLC.

5. Burkhart LLC agrees to enter into contract to produce show with On Stage through calendar 1999, as provided for in the Asset Purchase Agreement between CRC and On Stage subject to the On Stage deal actually closing. CRC will agree to assume continued performance of the show in the event either On Stage closes the deal or CRC continued to maintain the show.

6. Burkhart LLC guarantees performance of CTE contract (with CTE owned by CRC or On Stage) and payment for the same through 12/31/99. Contract for show with CRCT and CRC or On Stage will have a 60-day cancellation clause to Burkhart, LLC.

7.       Burkhart LLC agrees to indemnify  CRC/CRCT  from Citizen  National Bank
         against  any   obligations  it  may  have  as  tenant  as  wet  out  in
         Subordination, Non-Disturbance and Attornment Agreement.

8. CRC is no longer responsible for any guarantees and Burkhart LLC agrees to indemnify CRC and CRCT underlying operating leases: i.e. logo signs on building and marquee.

9. CRC will provide and complete all income statements for LLC operation through 12/31/98 including W-2s, 1099s for calendar 1998.

10. Contract for show will be at a price of $36,000 per 12 show week/$3,000 per show for 1999 and contain three (3) 1-year options available to the LLC for $36,000 per 12 week, or $3,000 per show plus national cost of living index increases. Quality for shows and number of performers, plus or minus 10%, will remain the same as in 1998 at the request of Burkhart LLC. If shows are limited to one per day or less than 12 per week then it will be reflected by a decreased payment to CRC or On Stage of $3,000 per show. In addition, if more than 12 shows per week are performed then each increased show will be reflected by an increase of $3,000 per show to CRC or On Stage.



-----------------------------------         -----------------------------------
CRCT                           Date         CRC                            Date
CEO, Jack Pilger                            CEO:  Jack Pilger


-----------------------------------         -----------------------------------
Dr. J. MacDonald Burkhart,     Date         Dr. J. MacDonald Burkhart      Date
Burkhart Ventures, LLC                      Individually